Exhibit 10.4

EXECUTION VERSION

SEPARATION AGREEMENT

This Separation Agreement (this “Agreement”) is entered into as of May 1, 2012 by and between Wolverine World Wide, Inc., a Delaware corporation (“Buyer”), and WBG-PSS Holdings, LLC, a Delaware limited liability company (“Parent”). Buyer and Parent are referred to collectively herein as the “Parties.” Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Purchase Agreement (as defined below) or, if not defined in the Purchase Agreement, as defined in the Merger Agreement.

WHEREAS, reference is made to that certain Purchase Agreement, dated as of the date hereof (the “Purchase Agreement”), by and between a wholly-owned subsidiary of Buyer and Parent.

WHEREAS, Buyer and Parent are entering into this Agreement concurrently with the execution and delivery of the Purchase Agreement in order to provide for certain additional agreements relating to the transactions contemplated by the Purchase Agreement and to provide for the orderly separation of the PLG Business and the Payless Business.

WHEREAS, this Agreement shall become effective only upon the consummation of the Merger and the transactions contemplated by the Purchase Agreement.

Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

§1. Closing Date Transactions.

(a) Restructuring Transactions. On the Closing Date, Parent shall cause Colt and its Subsidiaries to undertake the restructuring transactions described on Exhibit A attached hereto with such modifications as may be mutually agreed by Parent and Buyer (the “Restructuring Transactions”).

(b) Identification of Other PLG Assets. The Parties agree that the term “Other PLG Assets” shall mean those assets used or held for use by Colt and its Subsidiaries (prior to the Closing) primarily in connection with the conduct of the PLG Business.

(c) Closing Cash Balance. Parent and Buyer shall use commercially reasonable efforts to provide that the Freely Available Cash of Colt and its Subsidiaries is used to repay indebtedness of Colt and its Subsidiaries at or prior to the consummation of the Merger. Any remaining Freely Available Cash as of the Closing Date (after giving effect to the Financing and the transactions contemplated by the Merger Agreement and the Purchase Agreement) shall be allocated between the Retained Companies and the PLG Subsidiaries in accordance with Parent’s Pro Rata Portion and Buyer’s Pro Rata Portion, respectively, and paid (in the U.S. in U.S. dollars) as soon after the Closing Date as is reasonably practicable (i.e., with respect to the amount of Freely Available Cash held by Retained Companies and PLG Subsidiaries outside of the United States as of the Closing Date, promptly following the repatriation of such Freely Available Cash (the “Repatriation”)), but in no event later than 180 days following the Closing Date. Following the Closing, each of Parent and Buyer shall, and shall cause the Retained Companies and the PLG Subsidiaries, respectively, to use reasonable efforts to effect the Repatriation. For avoidance of doubt, any Cash of the Retained Companies and the PLG Subsidiaries that is not Freely Available Cash shall remain with such entities. Promptly following the Closing Parent will, or will cause the Retained Companies to, cause the Series A and Series B 8.25% Senior Subordinated Notes Due 2013 issued by Payless ShoeSource, Inc. (the “Senior Bonds”) to be timely defeased; provided that Buyer shall pay to the Retained Companies on the Closing Date its Pro Rata Portion of any interest accruing on the Senior Bonds from and after the Closing Date through the anticipated date of redemption of the Senior Bonds.

(d) Estimated Working Capital Adjustment.

(i) No later than five (5) business days prior to the Closing, Parent and Buyer will confer and mutually agree upon a determination of (A) the estimated PLG Working Capital (the “Estimated PLG Working Capital”) and (B) the estimated Payless Working Capital (the “Estimated Payless Working Capital”).

(ii) If the sum of the Estimated PLG Working Capital and the Estimated Payless Working Capital is greater than the sum of the Target PLG Working Capital and the Target Payless Working Capital (the positive amount of such difference, the “Aggregate Working Capital Excess”), then:

(A) if the excess of the Estimated PLG Working Capital over the Target PLG Working Capital (the “PLG Working Capital Excess”) is greater than Buyer’s Pro Rata Portion of the Aggregate Working Capital Excess, then the Purchase Price paid at the Closing shall be increased by an amount equal to the excess of the PLG Working Capital Excess over Buyer’s Pro Rata Portion of the Aggregate Working Capital Excess; and

(B) if the excess of the Estimated Payless Working Capital over the Target Payless Working Capital (the “Payless Working Capital Excess”) is greater than Parent’s Pro Rata Portion of the Aggregate Working Capital Excess, then the Purchase Price paid at the Closing shall be decreased by an amount equal to the excess of the Payless Working Capital Excess over Parent’s Pro Rata Portion of the Aggregate Working Capital Excess.

(iii) If the sum of the Estimated PLG Working Capital and the Estimated Payless Working Capital is less than the sum of the Target PLG Working Capital and the Target Payless Working Capital (the positive amount of such difference, the “Aggregate Working Capital Shortfall”), then:

(A) if the excess of the Target PLG Working Capital over the Estimated PLG Working Capital (the “PLG Working Capital Shortfall”) is greater than Buyer’s Pro Rata Portion of the Aggregate Working Capital Shortfall, then the Purchase Price paid at the Closing shall be decreased by an amount equal to the excess of the PLG Working Capital Shortfall over Buyer’s Pro Rata Portion of the Aggregate Working Capital Shortfall; and

(B) if the excess of the Target Payless Working Capital over the Estimated Payless Working Capital (the “Payless Working Capital Shortfall”) is greater than Parent’s Pro Rata Portion of the Aggregate Working Capital Shortfall, then the Purchase Price paid at the Closing shall be increased by an amount equal to the excess of the Payless Working Capital Shortfall over Parent’s Pro Rata Portion of the Aggregate Working Capital Shortfall.

(iv) If the sum of the Estimated PLG Working Capital and the Estimated Payless Working Capital is equal to the sum of the Target PLG Working Capital and the Target Payless Working Capital, then:

(A) if the Estimated PLG Working Capital is equal to the Target PLG Working Capital and the Estimated Payless Working Capital is equal to the Target Payless Working Capital, then no payment shall be made pursuant to this §1(d);

(B) if the Estimated PLG Working Capital is greater than the Target PLG Working Capital, then the Purchase Price paid at the Closing shall be increased by an amount equal to such excess; and

(C) if the Estimated Payless Working Capital is greater than the Target Payless Working Capital, then the Purchase Price paid at the Closing shall be decreased an amount equal to such excess.

(e) Additional Deliveries at the Closing. At the Closing, (i) Parent will deliver or cause to be delivered to the Exchange Agent the PLG Securities and such instruments of sale, transfer, conveyance, and assignment as Buyer and its counsel may reasonably request to convey the Other PLG Assets; (ii) Buyer will deliver or cause to be delivered to the Exchange Agent the Purchase Price (as adjusted pursuant to §1(d) above; (iii) each of Parent and Buyer shall execute and deliver a Tax Sharing Agreement in the form attached hereto as Exhibit B (the “Tax Sharing Agreement”); and (iv) each of Parent and Buyer shall execute and deliver a Transition Services Agreement in the form attached hereto as Exhibit C as modified and supplemented through the process contemplated in §3(h) (the “Transition Services Agreement”).

(f) Other PLG Assets. Prior to the Closing of the Purchase Agreement, Parent and Buyer shall in good faith identify the assets primarily used in the PLG Business (the “Other PLG Assets”) based on the recommendation of the Transition Team as provided herein. At the Closing of the Purchase Agreement, the Other PLG Assets held by the Retained Companies shall be transferred to the PLG Subsidiaries. Certain IT assets and data included in Other PLG Assets shall be transferred as follows (in each case to the extent that such transfer would cause a material disruption to the operation of the Payless Business, the Parties will determine a mutually acceptable arrangement to provide for the continued use of and/or access to such IT assets and data by the Retained Companies for a reasonable period of time pursuant to the Transition Services Agreement. Similarly, to the extent that a failure to transfer IT assets or data which is not included in the Other PLG Assets would cause a material disruption to the operation of the PLG Business, the Parties will determine a mutually acceptable arrangement to provide for the continued use of and/or access to such IT assets and data by the PLG Subsidiaries for a reasonable period of time pursuant to the Transition Services Agreement)):

i.	The cellular telephones, pagers, personal computers (including desktops, laptops, tablets, smartphones, etc.), printers, copiers, facsimile machines, video conference equipment, point of sale machines and other store equipment and SSL certificates that are held by the Retained Companies and used primarily by the employees who are employed by the PLG Subsidiaries after the Closing will be transferred to the PLG Subsidiaries at the Closing with all software, data and applications historically loaded on the computers.

ii.	The servers, routers, other network equipment, data center equipment (racks, UPS, generators, tape and other data storage, etc.) and wireless equipment (collectively, “IT Equipment”) at all PLG Business locations that is primarily used by the PLG Business shall be transferred to the PLG Subsidiaries. The IT Equipment at other locations that are primarily used for PLG Business activities will be transferred to the PLG Subsidiaries and the Payless Business data from those servers will be transferred to the Retained Subsidiaries with all software, data and applications historically loaded on the IT Equipment.

iii.	Email accounts for employees that are employed by the PLG Subsidiaries will be transitioned to the Buyer system in accordance with a transition plan developed by Buyer reasonably acceptable to Parent. The plan will include provision for forwarding mail sent to the employee’s Payless Business account for a period of time after the employee is transitioned to the Buyer system. The plan will include provision for the transfer of emails of the transferred employees which have been archived by the Payless Business mail systems.

iv.	Documents created or used by employees that are employed by the PLG Subsidiaries following the Closing which are not on servers transferred to the PLG Subsidiaries will be transferred to the PLG Subsidiaries at Closing. Documents created or used by employees that are employed by the Retained Companies following the Closing which are on servers transferred to the PLG Subsidiaries will be transferred to the Retained Companies at Closing.

For avoidance of doubt, the costs and expenses incurred in connection with the transfers contemplated by this §1(f), including fees necessary to transfer software or obtain substitute software, the cost of obtaining necessary IT equipment and similar costs and expenses, shall constitute “Separation Costs” and shall be allocated as provided in the Interim Agreement (as defined below).

(g) Payless Assets. If the Parties determine, through the process contemplated in §3(h) or otherwise, that any of the PLG Subsidiaries holds any assets used or held for use primarily in connection with the conduct of the Payless Business (“Payless Assets”), then the Parties shall provide for the conveyance of the Payless Assets to the Retained Companies at Closing on terms substantially the same as those applicable to the conveyance of the Other PLG Assets to the PLG Subsidiaries hereunder (including §1(f) above).

(h) License. Prior to the Closing, Parent and Buyer shall negotiate a perpetual, royalty-free, fully paid “cross-license” agreement on customary terms to be entered into between the Retained Companies, on the one hand, and the PLG Subsidiaries, on the other hand, relating to the copying, use and modification (subject to customary limitations) software developed by Colt and its Subsidiaries prior to Closing (the “Cross License”).

(i) Parent Equity. At the Closing of the Purchase Agreement, Parent and Buyer shall take all action necessary to provide that the equity of Parent held by Buyer or one of its Affiliates shall be redeemed or otherwise cancelled without the payment of any consideration by Parent.

(j) Check the Box. If the Merger occurs, the Parties shall cooperate in preparing and filing an election under Treasury Regulation Section 301.7701-3(c) to cause Parent to be treated on the Closing Date, for United States federal income tax purposes, as a corporation (rather than a partnership or disregarded entity).

(k) Carveout Financials. If Parent does not request that the Required Financial Information with respect to the PSS Business (as defined in the Merger Agreement) be provided to Parent, then notwithstanding anything to the contrary in this Agreement, the Interim Agreement or the Transition Services Agreement, Buyer shall be responsible for (and shall pay to Parent at the Closing an amount equal to) all costs, fees and expenses incurred by Colt and its Subsidiaries in connection with the production of the Required Financial Information with respect to the PLG Business (as defined in the Merger Agreement).

(l) Credit for Shared Liabilities. Parent and Buyer agree that a portion of the Purchase Price equal to $32,225,700 shall be treated by Parent as a credit toward Buyer’s Pro Rata Portion of Shared Liabilities (the “Shared Liability Credit”). No later than the third (3rd) business day following the Closing Parent shall or shall cause one or more of the Retained Companies to return to Buyer an amount equal to the excess, if any, of the Shared Liability Credit over Buyer’s Pro Rata Portion of Shared Liabilities incurred and due through such date (the “Excess Amount”), it being understood that Buyer shall remain liable for its Pro Rata Portion of any Shared Liabilities incurred and/or due following such date (or which were incurred prior to such date but were not included in the determination of the Excess Amount).

§2. Closing Statements; Post-Closing Adjustment.

(a) Promptly, but in any event within 90 days after the Closing, Buyer shall furnish to Parent a written statement (the “PLG Closing Statement”) setting forth the PLG Working Capital (the “Closing PLG Working Capital”) and Parent shall furnish to Buyer a written statement (the “Payless Closing Statement”; each of the PLG Closing Statement and the Payless Closing Statement is referred to herein as a “Closing Statement”) setting forth the Payless Working Capital (the “Closing Payless Working Capital”). Each Closing Statement shall be prepared in accordance with the accounting principles used in connection with the determination of the Estimated PLG Working Capital and the Estimated Payless Working Capital. Unless within the 30-day period following a Party’s receipt of the applicable Closing Statement, such Party delivers written notice to the other Party (a “Dispute Notice”) setting forth in reasonable detail any and all items of disagreement related to the Closing Statement received by such Party (each, an “Item of Dispute”), such Closing Statement shall be conclusive and binding upon each of the Parties. The Parties shall and shall cause their respective Affiliates to cooperate fully with the other Party in connection with the preparation of the Closing Statement and, after the delivery of the Closing Statements, in connection with such other Party’s review of the Closing Statement received by such other Party, including providing the other Party with access to the relevant books, records and information as such Party may reasonably request in connection with the review of the applicable Closing Statement.

(b) If either Party delivers or both Parties deliver a Dispute Notice within such 30-day period, the Parties shall use reasonable efforts to resolve their differences concerning the Items of Dispute, and if any Item of Dispute is so resolved, the applicable Closing Statement shall be modified as necessary to reflect such resolution. If all Items of Dispute are so resolved, the Closing Statements (as so modified) shall be conclusive and binding on all Parties. If any Item of Dispute remains unresolved for a period of twenty (20) days after a Party’s receipt of the Dispute Notice, the Parties shall submit the dispute to a nationally recognized independent certified public accountant (the “Accounting Firm”) selected by the mutual agreement of the Parties within ten (10) days after the end of such twenty (20) day period. If the Parties are unable to mutually agree upon such an accountant within such ten (10) day period, then the Parties shall each select a “nationally recognized” accountant and within five (5) days after their selection, those two accountants shall select a third “nationally recognized” accountant, which third accountant shall act as the Accounting Firm. Such third “nationally recognized” accountant shall not be an accountant or accounting firm that has performed accounting or similar services for Buyer or Parent in the past three years. The Parties shall request that the Accounting Firm render a determination as to each unresolved Item of Dispute within thirty (30) days after its retention, and the Parties shall cooperate fully with the Accounting Firm so as to enable it to make such determination as quickly and as accurately as practicable. The Accounting Firm’s determination as to each Item of Dispute submitted to it shall be in writing and shall be conclusive and binding upon the Parties, and the Closing Statements shall be modified to the extent necessary to reflect such determination. The fees and expenses of the Accounting Firm shall be allocated to be paid by Buyer, on the one hand, and/or Parent, on the other hand, based upon the percentage which the portion of the contested amount not awarded to each Party bears to the amount actually contested by such Party, as determined by the Accounting Firm.

(c) If the amount of the Closing PLG Working Capital and/or the Closing Payless Working Capital as reflected on the final Closing Statements is different than the Estimated PLG Working Capital or the Estimated Payless Working Capital, as applicable, then the Purchase Price adjustment contemplated by §1(d) (the “Estimated Purchase Price Adjustment”) shall be recalculated using the Closing PLG Working Capital and the Closing Payless Working Capital reflected on the final Closing Statements in lieu of the Estimated PLG Working Capital and the Estimated Payless Working Capital, respectively (such adjusted purchase price, the “Actual Purchase Price Adjustment”). If the Purchase Price as adjusted by the Actual Purchase Price Adjustment is greater than the Purchase Price as adjusted by the Estimated Purchase Price Adjustment, then Buyer shall, or shall cause one or more of the PLG Subsidiaries to, pay to Parent or one or more of the Retained Companies designated by it an amount equal to such excess. If the Purchase Price as adjusted by the Estimated Purchase Price Adjustment is greater than the Purchase Price as adjusted by the Actual Purchase Price Adjustment, then Parent shall, or shall cause one or more of the Retained Companies to, pay to Buyer or one or more of the PLG Subsidiaries designated by Buyer, an amount equal to such excess. Such payment shall be made within ten (10) business days after both Closing Statements have become final and binding upon the Parties, together, in either case, with interest thereon from the Closing Date to the date of actual payment at a rate equal to the Prime Rate plus five percent (5%) per annum.

§3 Other Covenants and Agreements

(a) Employee Matters. Effective as of the Closing Date, Buyer shall (i) cause the PLG Subsidiaries to continue to employ each “active employee” of the PLG Subsidiaries immediately prior to the Closing Date and (ii) offer or cause one or more of its Subsidiaries to offer employment to each other “active employee” of the PLG Business immediately prior to the Closing Date. Each such employee who continues in employment with a PLG Subsidiary or who accepts an offer of employment with Buyer or one of its Subsidiaries pursuant to this §3(a) is hereinafter referred to as a “Transferred PLG Employee”. For purposes of this §3(a), the term “active employee” shall include all full-time and part-time employees and all employees on military leave, maternity leave, layoff, short-term or long-term disability, leave under the Family and Medical Leave Act of 1993, as amended, or on other permitted absences from employment. Parent and the Retained Companies may terminate the employment of any active employee of the PLG Business that does not accept an offer of employment with Buyer or one of its Subsidiaries pursuant to this §3(a) (each, a “Non-Transferred PLG Employee”). Buyer and its Subsidiaries shall be responsible for, and shall assume all liabilities and obligations with respect to, any compensation, bonuses or other remuneration payable to (or any severance or other obligation arising out of the termination of employment of) any Transferred PLG Employee or any Non-Transferred PLG Employee (other than severance or other obligation arising out of the termination of employment of any Shared Employee (as defined in the Transition Services Agreement), the liabilities and obligations of which shall be borne as provided in the Transition Services Agreement in the form attached to this Agreement unless otherwise mutually agreed).

(b) Insurance Matters. Parent shall cause the coverage of the PLG Subsidiaries under all insurance policies of Colt and its Subsidiaries (including the PLG Subsidiaries) shall cease as of the Closing. This shall not terminate coverage for claims made prior to Closing on “claims made basis” policies or coverage for claims incurred prior to Closing on “occurrence basis” policies (in each case, to the extent that such policies include the PLG Subsidiaries within the definition of the named insured) and Parent shall cause any payments received on those claims to be promptly paid to Buyer. Parent shall cause all returned premiums resulting from termination of the coverage allocated and paid to Buyer based on its respective Pro Rata Portion. From and after the Closing, Buyer will be responsible for obtaining and maintaining all insurance coverages desired by it with respect to the PLG Subsidiaries. All insurance policies of Colt and its Subsidiaries (including the PLG Subsidiaries) in effect at any time at or prior to the Closing, together with all rights, benefits and privileges thereunder except as provided above, will be retained by Parent and its Subsidiaries from and after the Closing, and Buyer and its Affiliates (including the PLG Subsidiaries) will have no rights with respect thereto other than as provided above.

(c) Intercompany Agreements and Obligations.

(i) Effective as of the Closing, and without any further action on the part of any Party or any of their Affiliates, all intercompany receivables, payables, loans and investments and any other intercompany accounts of any type or nature then existing between Parent or any of the Retained Companies, on the one hand, and any PLG Subsidiary, on the other hand (“Intercompany Accounts”), shall be canceled or terminated without payment and shall be of no further force or effect and no party thereto shall have any further liability with respect thereto (it being understood that the Restructuring Transactions separately provide for the extinguishment or satisfaction of Intercompany Accounts, including by Cash payment, and that this §3(c)(i) is intended solely to apply to Intercompany Accounts, if any, remaining following the Restructuring Transactions). The parties acknowledge and agree that this §4(c)(i) will not apply to any receivables, payables or balances arising under this Agreement.

(ii) Effective as of the Closing, and without any further action on the part of any Party or any of their Affiliates, all intercompany agreements of any type or nature then existing between Colt or any of its Subsidiaries that is not a PLG Subsidiary, on the one hand, and any PLG Subsidiary, on the other hand, shall be canceled and terminated without payment and shall be of no further force or effect and no party thereto shall have any further liability with respect thereto.

(d) Confidentiality.

(i) Parent will, and will cause the Retained Companies to, treat and hold as such all of the PLG Confidential Information, refrain from using any of the PLG Confidential Information except in connection with this Agreement, and use commercially reasonable efforts to deliver promptly to Buyer or destroy, at the request and option of Buyer, all tangible embodiments (and all copies) of the PLG Confidential Information that are in its or their possession. In the event that Parent or any of the Retained Companies is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any PLG Confidential Information, Parent will, or will cause the applicable Retained Company to, notify Buyer promptly of the request or requirement so that Buyer may seek an appropriate protective order or waive compliance with the provisions of this §4(d)(i). If, in the absence of a protective order or the receipt of a waiver hereunder, Parent or any Retained Company is, on the advice of counsel, compelled to disclose any PLG Confidential Information or else stand liable for contempt, Parent or such Retained Company may disclose the PLG Confidential Information; provided, however, that Parent or such Retained Company shall use its reasonable efforts to obtain, at the request and expense of Buyer, an order or other assurance that confidential treatment will be accorded to such portion of the PLG Confidential Information required to be disclosed as Buyer shall designate.

(ii) Buyer will, and will cause the PLG Subsidiaries to, treat and hold as such all of the Payless Confidential Information, refrain from using any of the Payless Confidential Information except in connection with this Agreement, and use commercially reasonable efforts to deliver promptly to Parent or destroy, at the request and option of Parent, all tangible embodiments (and all copies) of the Payless Confidential Information that are in its or their possession. In the event that Buyer or any of the PLG Subsidiaries is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Payless Confidential Information, Buyer will, or will cause the applicable PLG Subsidiary to, notify Parent promptly of the request or requirement so that Parent may seek an appropriate protective order or waive compliance with the provisions of this §4(d)(ii). If, in the absence of a protective order or the receipt of a waiver hereunder, Buyer or any PLG Subsidiary is, on the advice of counsel, compelled to disclose any Payless Confidential Information or else stand liable for contempt, Buyer or such PLG Subsidiary may disclose the Payless Confidential Information; provided, however, that Buyer or such PLG Subsidiary shall use its reasonable efforts to obtain, at the request and expense of Parent, an order or other assurance that confidential treatment will be accorded to such portion of the Payless Confidential Information required to be disclosed as Parent shall designate.

(e) Merger Agreement. From and after the Closing Date, neither Party nor its Subsidiaries shall take any action (with respect to the Transferred PLG Employees or otherwise) that would (i) constitute a breach of the Merger Agreement, including any action if taken by Parent or the Surviving Corporation would constitute a breach of the Merger Agreement and (ii) result in any Adverse Consequences to the other Party or its Affiliates.

(f) Allocation. The Parties agree to allocate the Purchase Price among the PLG Subsidiaries (and the assets of any PLG Subsidiaries treated as a partnership or disregarded entity for United States federal income tax purposes) for all purposes (including financial accounting and tax purposes) in accordance with the Tax Sharing Agreement.

(g) Expenses. Each of Buyer and Parent will bear their respective Expenses (as defined in Section 1.6.1 of the Interim Agreement, of even date herewith, by and among Buyer, Golden Gate Capital Opportunities Fund, L.P., and Blum Strategic Partners IV, L.P. (the “Interim Agreement”) as provided in the Interim Agreement.

(h) Transition Team. Following the execution of this Agreement, the Parties shall create a transition team with representatives of Buyer and Parent and shall request the participation of representatives of Colt to participate in the same. Each of the Parent, Buyer and, to the extent of its participation, Colt will appoint a transition coordinator. Each coordinator will be responsible for ensuring that the appropriate resources from their organization will be available to participate in meetings. The transition team shall:

a.	Identify activities that should be subject to the Transition Services Agreement including activities currently performed by third party providers.

b.	Identify assets in the Retained Subsidiaries or the PLG Subsidiaries that should be in the other entity.

c.	Identify all IT licenses, including license agreements, etc.

d.	Identify licenses that should be assigned to the Retained Subsidiaries or the PLG Subsidiaries or which may need to be shared or a substitute license obtained.

e.	Identify leases that should be assigned or sublet in whole or in part to the Retained Subsidiaries or the PLG Subsidiaries.

f.	Identify employees employed by the Retained Subsidiaries or the PLG Subsidiaries that, because they have performed functions for the other business should be employed by the other business.

g.	Identify data used by the Retained Subsidiaries or the PLG Subsidiaries that is physically or logically located at the other business’s site.

h.	Identify the trademarks, copyrights, domain names and patents used by the Retained Subsidiaries or the PLG Subsidiaries.

(i) Transition Services. The Parties agree to in good faith complete Appendix A to the Transition Services Agreement, such that such that each Party has the ability to operate the Payless Business and the PLG Business after the Closing in substantially the same manner as it was operating prior to the Closing

§4. Parent’s Representations and Warranties. Parent represents and warrants to Buyer that the statements contained in this §4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this §4).

(a) Organization of Parent. Parent is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Delaware.

(b) Authorization of Transaction. Parent has full power and authority (including full corporate or other entity power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Parent, enforceable in accordance with its terms and conditions.

(c) Neither Parent nor Merger Sub has voluntarily taken any action that would impair title to the PLG Assets or subject the PLG Assets to a Lien (it being understood, for avoidance of doubt, that no representation or warranty is being provided by Parent with respect to impairments or Liens that may arise as a result of the transactions contemplated by the Merger Agreement, the Purchase Agreement, this Agreement, Buyer’s debt financing transactions or any other transactions approved by Buyer).

§5. Buyer’s Representations and Warranties. Buyer represents and warrants to Parent that the statements contained in this §5 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this §5).

(a) Organization of Buyer. Buyer is a corporation (or other entity) duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation (or other formation).

(b) Authorization of Transaction. Buyer has full power and authority (including full corporate or other entity power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Buyer, enforceable in accordance with its terms and conditions. The execution, delivery and performance of this Agreement and all other agreements contemplated hereby have been duly authorized by Buyer.

§6. Post-Closing Covenants and Agreements. The Parties agree as follows with respect to the period following the Closing:

(a) General. In case at any time after the Closing any further actions are necessary to carry out the purposes of this Agreement, each of the Parties will take such further actions (including the execution and delivery of such further instruments and documents) as the other Party may reasonably request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under §8 below).

(b) Litigation Support. In the event and for so long as any Party or any of its Affiliates actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under the Merger Agreement, the Purchase Agreement or this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date, including tax matters (subject to and in accordance with the Tax Sharing Agreement), the other Party will and will cause its Affiliates to cooperate with the contesting or defending party and its counsel in the contest or defense, make available its personnel, and provide such testimony and access to its books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending party (unless the contesting or defending party is entitled to indemnification therefor under §8 below). In addition, each Party and its Affiliates agrees to use reasonable efforts to provide to the other Party or its Affiliates any data stored on their servers or archived by them (in each case, if and to the extent such data was derived from the conduct of the PLG Business (with respect to data provided to Buyer and its Affiliates) or the Payless Business (with respect to data provided to Parent and its Affiliates) in connection with an action or claim.

(c) Payless Name. No later than ten (10) business days after the Closing, Buyer shall (i) amend the certificate of incorporation or other governing documents of each PLG Subsidiary using the names “Payless” or any derivative thereof to eliminate therefrom such names.

(d) Payments Received. After Closing, each Party shall, and shall cause its Subsidiaries to, hold and promptly remit to the other any cash, checks (with appropriate endorsements) or other property, including insurance proceeds, received following Closing which properly belongs to such other Party or its Affiliates. Parent agrees to remit to the Buyer promptly on receipt any rebates or reductions in purchase price received by the Retained Companies on transactions by or for the benefit of the PLG Business. Buyer agrees to remit to the Parent promptly on receipt any rebates or reductions in purchase price received by the PLG Subsidiaries on transactions by or for the benefit of the Retained Companies. Any such cash, checks or other property shall, while in the possession of the Party receiving it, be held in trust for the benefit of the Party to whom it properly belongs. Each Party agrees to permit the other Party reasonable access to such Party’s records to confirm compliance with this paragraph during business hours on reasonable notice.

(e) Payments to be Made. Each Party shall reimburse the other for its share of Shared Liabilities and pay any reimbursements due the other Party as Shared Liabilities or reimbursable items are paid.

§7. Indemnification.

(a) No Survival of Representations and Warranties. All of the representations and warranties of the Parties contained in §4 and §5 above shall terminate as of, and not survive, the Closing. The representation and warranty in §4(c) shall survive until the one (1) year anniversary of the Closing.

(b) Indemnification Provisions for Buyer’s Benefit.

(i) Parent agrees to indemnify the Buyer Indemnified Parties from and against:

(A) all Adverse Consequences any Buyer Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the breach by Parent of any of its covenants contained in this Agreement or resulting from a breach of the representation and warranty in§4(c) (provided that notice of any claim under this §7(b)(i)(A) relating to a breach of the representation and warranty in §4(c) is delivered prior to the expiration of such representation and warranty);

(B) all Adverse Consequences any Buyer Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by any Payless Liability; and

(C) Parent’s Pro Rata Portion of all Adverse Consequences any Buyer Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by any Shared Liability.

(c) Indemnification Provisions for Parent’s Benefit.

(i) Buyer agrees to indemnify the Parent Indemnified Parties from and against:

(A) all Adverse Consequences any Parent Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the breach by Buyer of any of its covenants contained in this Agreement;

(B) all Adverse Consequences any Parent Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by any PLG Liability; and;

(C) Buyer’s Pro Rata Portion of all Adverse Consequences any Parent Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by any Shared Liability.

(d) Matters Involving Third Parties.

(i) If any third party notifies any Parent Indemnified Party or any Buyer Indemnified Party (the “Indemnified Party”) with respect to any matter (a “Third-Party Claim”) that may give rise to a claim for indemnification against Parent or Buyer (the “Indemnifying Party”) under this §7, then the Indemnified Party shall promptly notify the Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party is thereby actually and materially prejudiced.

(ii) The Indemnifying Party will have the right to assume the defense of the Third-Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party at any time within 15 days after the Indemnified Party has given notice of the Third-Party Claim; provided, however, that the Indemnifying Party must conduct the defense of the Third-Party Claim actively and diligently thereafter in order to preserve its rights in this regard; and provided further that the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third-Party Claim.

(iii) So long as the Indemnifying Party has assumed and is conducting the defense of the Third-Party Claim in accordance with §7(d)(ii) above, (A) the Indemnifying Party will not consent to the entry of any judgment on or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnified Party (not to be unreasonably withheld) unless the judgment or proposed settlement involves only the payment of money damages by the Indemnifying Party and does not impose an injunction or other equitable relief upon the Indemnified Party and (B) the Indemnified Party will not consent to the entry of any judgment on or enter into any settlement calling for payment by the Indemnifying Party with respect to the Third-Party Claim without the prior written consent of the Indemnifying Party.

(iv) In the event the Indemnifying Party does not assume and conduct the defense of the Third-Party Claim in accordance with §7(d)(ii) above, however, (A) the Indemnified Party may defend against, and consent to the entry of any judgment on or enter into any settlement with respect to, the Third-Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith) and (B) the Indemnifying Party will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third-Party Claim to the fullest extent provided in this §7.

(e) Determination of Adverse Consequences. The Parties shall make appropriate adjustments for insurance coverage and take into account the time cost of money (using the Applicable Rate as the discount rate) in determining Adverse Consequences for purposes of this §7. Indemnification payments under this §7 shall be paid by the Indemnifying Party without reduction for any Tax Benefits available to the Indemnified Party. However, to the extent that the Indemnified Party recognizes Tax Benefits as a result of any Adverse Consequences, the Indemnified Party shall pay the amount of such Tax Benefits (but not in excess of the indemnification payment or payments actually received from the Indemnifying Party with respect to such Adverse Consequences) to the Indemnifying Party as such Tax Benefits are actually recognized by the Indemnified Party. For this purpose, the Indemnified Party shall be deemed to recognize a tax benefit (“Tax Benefit”) with respect to a taxable year if, and to the extent that, the Indemnified Party’s cumulative liability for Taxes through the end of such taxable year, calculated by excluding any Tax items attributable to the Adverse Consequences from all taxable years, exceeds the Indemnified Party’s actual cumulative liability for Taxes through the end of such taxable year, calculated by taking into account any Tax items attributable to the Adverse Consequences and the receipt of indemnification payment under this §7 for all taxable years (to the extent permitted by relevant Tax law and treating such Tax items as the last items taken into account for any taxable year). All indemnification payments under this §7 shall be deemed adjustments to the Purchase Price.

(f) Exclusive Remedy. Buyer and Parent acknowledge and agree that the foregoing indemnification provisions in this §7 shall be the exclusive remedy of Buyer and Parent with respect to the transactions contemplated by this Agreement.

(g) Independent Investigation; As-Is, Where-Is. Buyer has conducted its own independent investigation, verification, review and analysis of the operations, assets, liabilities, results of operations, financial condition, technology and the probable success or profitability of the ownership, use or operation of the PLG Subsidiaries by Buyer after the Closing, which investigation, review and analysis was conducted by Buyer and, to the extent Buyer deemed appropriate, by its Affiliates and representatives. Buyer has selected and been represented by, and/or consulted with, such expert advisors as it has deemed appropriate in connection with the negotiation of this Agreement and its determination to enter into and consummate the transactions contemplated hereby. Buyer acknowledges that it and its Affiliates and representatives have been provided adequate access to the personnel, properties, premises and records of the PLG Subsidiaries. In entering into this Agreement, Buyer acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and not on any factual representations or opinions of Parent or any of Parent’s or its Affiliates’ representatives, and it acknowledges and agrees that it is otherwise acquiring the PLG Subsidiaries on an “as is, where is” and “with all faults” basis.

§8. Termination.

(a) Termination of Agreement. This Agreement shall terminate automatically and without any action required on the part of the Parties upon the termination of the Purchase Agreement in accordance with its terms, and may be terminated otherwise only by mutual written consent of the Parties at any time prior to the Closing.

(b) Effect of Termination. If any Party terminates this Agreement pursuant to §8(a) above, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to the other Party.

§9. Miscellaneous.

(a) Press Releases and Public Announcements. No Party shall issue any press release or public announcement relating to the subject matter of this Agreement without the prior written approval of the other Party; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly traded securities (in which case the disclosing Party will use its reasonable best efforts to advise the other Party prior to making the disclosure).

(b) No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties, the Buyer Indemnified Parties, the Parent Indemnified Parties and their respective successors and permitted assigns.

(c) Entire Agreement. This Agreement (including the Purchase Agreement, the Interim Agreement, the Merger Agreement, the Tax Sharing Agreement, the Transition Services Agreement and the other documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

(d) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party.

(e) Counterparts. This Agreement may be executed in one or more counterparts (including by means of facsimile), each of which shall be deemed an original but all of which together will constitute one and the same instrument.

(f) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(g) Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) when delivered personally to the recipient, (ii) one (1) business day after being sent to the recipient by reputable overnight courier service (charges prepaid), (iii) one (1) business day after being sent to the recipient by facsimile transmission or electronic mail, or (iv) four (4) business days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:

If to Parent:	WBG-PSS, LLC c/o Golden Gate Private Equity, Inc. One Embarcadero Center, 39th Floor San Francisco, CA 94111 Attn: Josh Olshansky Facsimile: (415) 983-2701	Copy to:

Blum Capital Partners

909 Montgomery Street

San Francisco, CA 94133

Attn: David Chung

Facsimile: (415) 283-0657

and

Kirkland & Ellis LLP

555 California Street, 27th Floor

San Francisco, CA 94104

Attn: Stephen Oetgen and Stephen Fraidin

Facsimile: (415) 439-1500

If to Buyer:	Wolverine World Wide, Inc. 9341 Courtland Drive N.E. Rockford, MI 49351 Attn: Don Grimes Facsimile: (616) 866-5715	Copy to:	Barnes & Thornburg LLP 171 Monroe Avenue, NW, Suite 1000 Grand Rapids, Michigan 49503 Attn: Tracy T. Larsen Facsimile: (616) 742-3999

Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

(h) Governing Law; Venue; No Jury.

(i) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF TO THE EXTENT THAT SUCH PRINCIPLES WOULD DIRECT A MATTER TO ANOTHER JURISDICTION. The Parties hereby irrevocably submit to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware, or to the extent such court does not have subject matter jurisdiction, the United States District Court for the District of Delaware (the “Chosen Courts”) solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to herein, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in the Chosen Courts or that the Chosen Courts are an inconvenient forum or that the venue thereof may not be appropriate, or that this letter or any such document may not be enforced in or by such Chosen Courts, and the parties hereto irrevocably agree that all claims relating to such action, suit or proceeding shall be heard and determined in the Chosen Courts. The Parties hereby consent to and grant any such Chosen Court jurisdiction over the person of such parties and, to the extent permitted by law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action, suit or proceeding in the manner provided herein or in such other manner as may be permitted by law shall be valid, effective and sufficient service thereof.

(ii) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS LETTER IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS LETTER OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF SUCH ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS LETTER BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED HEREIN.

(i) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer and Parent. No waiver by any Party of any provision of the Agreement or any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

(j) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

(k) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or non-U.S. statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation.

(l) Incorporation of Exhibits. The Exhibits identified in this Agreement are incorporated herein by reference and made a part hereof.

(m) Tax Disclosure Authorization. Notwithstanding anything herein to the contrary, the Parties (and each Affiliate and Person acting on behalf of any Party) agree that each Party (and each employee, representative, and other agent of such Party) may disclose to any and all Persons, without limitation of any kind, the transaction’s tax treatment and tax structure (as such terms are used in regulations promulgated under Code §6011) contemplated by this agreement and all materials of any kind (including opinions or other tax analyses) provided to such Party or such Person relating to such tax treatment and tax structure, except to the extent necessary to comply with any applicable federal or state securities laws. This authorization is not intended to permit disclosure of any other information including (without limitation) (A) any portion of any materials to the extent not related to the transaction’s tax treatment or tax structure, (B) the identities of participants or potential participants, (C) the existence or status of any negotiations, (D) any pricing or financial information (except to the extent such pricing or financial information is related to the transaction’s tax treatment or tax structure), or (E) any other term or detail not relevant to the transaction’s tax treatment or the tax structure.

(n) Further Assurances. Each of the Parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated hereby and by the Purchase Agreement and the other agreements being entered into by the Parties in connection therewith.

§10. Definitions.

“Adverse Consequences” means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, reasonable amounts paid in settlement, liabilities, obligations, taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys’ fees and expenses. Notwithstanding anything in this Agreement to the contrary, in no event shall “Adverse Consequences” include, unless the damages are payable to a third party, punitive, indirect, special or consequential damages or be calculated based upon any multiple of lost earnings or other similar methodology used to value the PLG Business, the Payless Business, the PLG Subsidiaries or the Retained Companies (as applicable) or based on the financial performance or results of operations of the PLG Business, the Payless Business, the PLG Subsidiaries or the Retained Companies (as applicable).

“Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

“Buyer Indemnified Parties” means Buyer and its Affiliates (including, after the Closing, the PLG Subsidiaries), and its and their officers, directors, employees, agents, successors and assigns.

“Buyer’s Pro Rata Portion” means 67.2614%.

“Cash” means cash and cash equivalents (including marketable securities and short-term investments) calculated in accordance with GAAP.

“Code” means the Internal Revenue Code of 1986, as amended.

“Freely Available Cash” means the Cash of Colt and its Subsidiaries less (i) Taxes in the nature of cross border withholding taxes that arise from or relate to the transfer of such Cash to Colt from any of its Subsidiaries and any other out-of-pocket costs incurred in connection with the Repatriation of such Cash, (ii) an amount agreed upon by Buyer and Parent, consistent with the schedules of projected cash needs previously provided by the Company (adjusted to provide for current and near-term cash needs and for current and near term results of operations), to be maintained as cash for the Retained Subsidiaries and the PLG Subsidiaries and (iii) any such cash that cannot be distributed, contributed or otherwise delivered to Colt (from any of its Subsidiaries) without violating any applicable Laws, including those relating to “financial assistance” limitations, solvency, adequate surplus and similar capital adequacy tests. By agreement of the Parties, Freely Available Cash of the Retained Subsidiaries shall specifically include any cash expended from the date hereof through Closing by the Company or the Retained Subsidiaries to acquire the trademark and related business of Payless Australia.

“GAAP” means United States generally accepted accounting principles as in effect from time to time, consistently applied.

“Indebtedness” of any Person means (a) all indebtedness for borrowed money; (b) that portion of obligations with respect to capital leases that would be properly classified as a Liability on a balance sheet in conformity with GAAP; (c) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money; (d) any obligation owed for all or any part of the deferred purchase price of property or services if the purchase price is due more than six months from the date the obligation is incurred or is evidenced by a note or similar written instrument; (e) all indebtedness secured by any lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person; and (f) any accrued and unpaid interest on, and any prepayment premiums, penalties or similar charges in respect of, any of the foregoing obligations.

“Liability” means any debt, liability or obligation, whether accrued or fixed, absolute or contingent, matured or unmatured, known or unknown, or determined or determinable. For the purposes of this Agreement, Liability does not include debts, liabilities or obligations the responsibility for which is to be determined pursuant to the Tax Sharing Agreement, the Transition Services Agreement or the Interim Agreement.

“Parent Indemnified Parties” means Parent and its Affiliates (including, after the Closing, the Retained Companies), and its and their officers, directors, employees, agents, successors and assigns.

“Parent’s Pro Rata Portion” means 32.7386%.

“Payless Confidential Information” means any information concerning the business and affairs of the Payless Business that is not already generally available to the public.

“Payless Liability” means any Liability to the extent arising out of the conduct of the Payless Business, but excluding any Shared Liability.

“Payless Working Capital” means the current assets (other than cash and cash equivalents, Intercompany Accounts and current or deferred tax benefits or assets) of the Retained Companies minus the current liabilities (excluding any Indebtedness, Shared Liabilities, Intercompany Accounts and current or deferred tax liabilities) of the Retained Companies, in each case determined in accordance with GAAP as of immediately prior to the Closing after giving effect to the Merger.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity or a governmental entity (or any department, agency, or political subdivision thereof).

“PLG Confidential Information” means any information concerning the business and affairs of the PLG Business that is not already generally available to the public.

“PLG Liability” means any Liability to the extent arising out of the conduct of the PLG Business, but excluding any Shared Liability.

“PLG Working Capital” means the current assets (other than cash and cash equivalents, Intercompany Accounts and current or deferred tax benefits or assets) of the PLG Subsidiaries minus the current liabilities (excluding any Indebtedness, Shared Liabilities, Intercompany Accounts and current or deferred tax liabilities) of the PLG Subsidiaries, in each case determined in accordance with GAAP as of immediately prior to the Closing after giving effect to the Merger.

“Pro Rata Portion” or “Pro Rata Portions” means Buyer’s Pro Rata Portion and/or Parent’s Pro Rata Portion, as applicable.

“Retained Companies” means Colt and its Subsidiaries as of immediately prior to the Closing, other than the PLG Subsidiaries.

“Shared Liability” means any Liability of any Buyer Indemnified Party or any Parent Indemnified Party relating to (a) the conduct of the business of Colt and its Subsidiaries prior to the Closing that cannot be attributed primarily to the conduct of the PLG Business or the Payless Business, (b) the costs to be shared in accordance with Section 1.6.2 of the Interim Agreement (whether incurred prior to or following the Closing) or (c) the authorization, approval and/or consummation of the transactions contemplated by the Merger Agreement, the Purchase Agreement or this Agreement (including any fees and expenses incurred by Colt and its Subsidiaries in connection therewith that are not satisfied at or prior to the Closing) except for any claims, obligations or liabilities created or incurred, directly or indirectly, as a result of or in relation to the Debt Financing (arising upon the closing of, or at any time after, the Debt Financing), including the grant or acquisition of any liens or secured claims pursuant to the Debt Financing, or any modification, extension, renewal or replacement thereof.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Target Payless Working Capital” means an amount of anticipated Payless Working Capital to be mutually agreed between Parent and Buyer based on trailing twelve-month actual working capital balances, adjusted for unusual fluctuations in inventory, accounts receivable, accounts payable.

“Target PLG Working Capital” means an amount of anticipated PLG Working Capital to be mutually agreed between Parent and Buyer based on trailing twelve-month actual working capital balances, adjusted for unusual fluctuations in inventory, accounts receivable, accounts payable.

* * * * * *

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

WOLVERINE WORLD WIDE, INC.

By:	/s/ Blake W. Krueger
Name: Blake W. Krueger
Title: Chairman, Chief Executive Officer and President

WBG-PSS HOLDINGS, LLC

By:	/s/ David Chung
Name: David Chung
Title: Vice President

Restructuring Transactions	Exhibit A

Tax Sharing Agreement	Exhibit B

Transition Services Agreement	Exhibit C

Exhibit A

Restructuring Transactions

Exhibit B

TAX SHARING AGREEMENT

This Tax Sharing Agreement (the “Agreement”) is entered into as of [•], 2012, by and among COLLECTIVE BRANDS, INC., a Delaware corporation (“Colt”), THE STRIDE RITE CORPORATION, a Massachusetts corporation (“Stride Rite”), and WOLVERINE WORLD WIDE, INC., a Delaware corporation (“Buyer”, and collectively with Colt and Stride Rite, the “Parties”).

RECITALS

WHEREAS, as of the date hereof, Colt is the common parent corporation of an affiliated group of domestic corporations within the meaning of Section 1504(a) of the Code (the “Colt Federal Group”), and the members of the Colt Federal Group have heretofore joined in filing consolidated United States federal income Tax Returns;

WHEREAS, on the Closing Date, pursuant to the Merger Agreement, dated April 30, 2012 (the “Merger Agreement”), by and among WBG-PSS Holdings LLC, a Delaware limited liability company (“Parent”), WBG-PSS Merger Sub Inc., a Delaware corporation and a wholly-owned Subsidiary of Parent (“Merger Sub”), Colt, and Buyer, Merger Sub will merge with and into Colt with Colt surviving the merger (the “Merger”), and, in the Merger, except as otherwise provided in the Merger Agreement, each share of the outstanding stock of Colt will be converted into the right to receive $21.75 in cash;

WHEREAS, pursuant to the Purchase Agreement dated April 30, 2012 (the “Purchase Agreement”) and the Separation Agreement dated April 30, 2012 (the “Separation Agreement”, and together with the Purchase Agreement, the “Carveout Transaction Agreement”), by and among Buyer and Parent, on or prior to the Closing Date, the Restructuring Transactions will occur in order to separate the PLG Business from the Payless Business and to provide to Colt a portion of the funds required for the Merger;

WHEREAS, pursuant to the Carveout Transaction Agreement, at the Effective Time, Colt and its Subsidiaries will sell to Buyer for cash (i) all of the stock of Stride Rite, (ii) all of the stock of Stride Rite Canada (as defined below), (iii) such other assets as are more particularly described in the Carveout Transaction Agreement (the “Carveout Transaction”); and

WHEREAS, in connection with the Merger, the Restructuring Transactions and the Carveout Transaction (collectively, the “Transactions”), the Parties desire to enter into this Agreement to provide for certain Tax matters, including the assignment of responsibility for the preparation and filing of Tax Returns, the payment of and indemnification for Taxes, entitlement to refunds of Taxes and the prosecution and defense of any Tax Contest;

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 General. Capitalized terms used in this Agreement and not defined herein shall have the respective meanings that such terms have in the Carveout Transaction Agreement. As used in this Agreement, the following terms shall have the following meanings:

“Action” means any demand, action, claim, suit, countersuit, litigation, arbitration, prosecution, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Authority or any arbitrator or arbitration panel.

“Agreement” shall have the meaning specified in the Preamble.

“Buyer” shall have the meaning specified in the Recitals.

“Canadian Tax Amount” means the amount of Taxes (including withholding Taxes) payable to Canada (or any political subdivision or Taxing authority thereof or therein) as a result of the sale of the stock of Stride Rite Canada in the Carveout Transaction and the actual or deemed direct or indirect distribution of the proceeds of such sale to Colt.

“Carveout Transaction” has the meaning specified in the Recitals.

“Carveout Transaction Agreement” has the meaning specified in the Recitals.

“Closing-of-the-Books Method” shall mean the apportionment of items between portions of a Straddle Period based on a closing of the books as of the end of the Closing Date, provided that any items not susceptible to such apportionment shall be apportioned ratably on the basis of elapsed days during the relevant portion of the Straddle Period ending on and including the Closing Date.

“Code” shall mean the United States Internal Revenue Code of 1986, as amended.

“Colt” has the meaning specified in the Recitals.

“Colt Consolidated Group” shall mean the Colt Federal Group and any other consolidated, combined or unitary group of which Colt or any of its Subsidiaries is a member.

“Colt Entity” shall mean Colt and each of its Subsidiaries, other than a PLG Entity.

“Colt Pre-Closing Taxes” shall mean (i) the Parent’s Pro Rata Portion of any Shared Taxes and (ii) any Tax of a Colt Entity for a Pre-Closing Period that is not a Shared Tax (a “Colt Separate Entity Tax”).

“Current Taxable Year” means, as to Colt or any of its Subsidiaries (or, as applicable, as to any Colt Consolidated Group) and as to any Tax, the Taxable year in which the Transactions occur. If the Current Taxable Year is a Straddle Period, then the Current Taxable Year shall refer to the portion of the Straddle Period that is a Pre-Closing Period.

“Dispute” shall have the meaning specified in Section 2.10.

“Dispute Date” shall have the meaning specified in Section 2.10.

“Exchange Taxes” means, as to Colt or any of its Subsidiaries:

(i) any Colt Separate Entity Tax that arises as a direct result of the Merger, the Restructuring Transactions or the Carveout Transaction;

(ii) any PLG Separate Entity Tax that arises as a direct result of the Merger, the Restructuring Transactions or the Carveout Transaction;

(iii) without duplication, any Non-Income Tax (other than a Transfer Tax) that arises as a result of the Merger, the Restructuring Transactions or the Carveout Transaction; and

(iv) without duplication, the Canadian Tax Amount.

“Excluded Expenses” shall mean the Expenses payable by Parent or for which Wolverine is not responsible under Section 3(g) of the Separation Agreement or pursuant to Section 1.6.1 of the Interim Agreement, dated as of April 30, 2012, by and among Buyer, Golden Gate Capital Opportunities Fund, L.P. and Blum Strategic Partners IV, L.P.

“Final Determination” shall mean a determination within the meaning of Section 1313 of the Code or any similar provision of state, local or foreign Tax law.

“Income Tax” shall mean a Tax that is based on or measured by net income.

“IRS” shall mean the United States Internal Revenue Service.

“Non-Income Tax” shall mean a Tax other than an Income Tax.

“Party” shall have the meaning specified in the Preamble.

“PLG Entity” shall mean Stride Rite, Stride Rite Canada and each other PLG Subsidiary. For purposes of this Agreement, except as the context may otherwise require, each of the Stride Rite LLCs shall be treated as a PLG Entity, and Taxes relating to the assets or operations of a Stride Rite LLC shall be deemed to relate to the Stride Rite LLC rather than to its owner.

“PLG Pre-Closing Taxes” shall mean (i) the Buyer’s Pro Rata Portion of any Shared Taxes and (ii) any other Tax of a PLG Entity for a Pre-Closing Period that is not a Shared Tax (a “PLG Separate Entity Tax”).

“Post-Closing Period” shall mean any Taxable year or other Taxable period beginning after the Closing Date and, in the case of any Straddle Period, that part of the Taxable year or other Taxable period that begins at the beginning of the day after the Closing Date, or, as the context may require, all such periods collectively.

“Pre-Closing Period” shall mean any Taxable year or other Taxable period that ends on or before the Closing Date and, in the case of any Straddle Period, that part of the Taxable year or other Taxable period through the end of the Closing Date, or, as the context may require, all such periods collectively.

“Separate Company Return” shall mean a Tax Return that is filed by an entity on a separate-return basis, excluding, for the avoidance of doubt, any Tax Return that is filed on behalf of a Colt Consolidated Group.

“Shared Entity” shall mean the entities listed on Schedule 1 hereto, each of which is a corporation or other entity that, for a Pre-Closing Period, is engaged both in the Payless Business and in the PLG Business. A Shared Entity shall not be treated as a Colt Entity or as a PLG Entity for such Pre-Closing Period.

“Shared Group” shall mean any Colt Consolidated Group that, for the applicable Taxable period, (i) includes any Shared Entity or (ii) includes both a Colt Entity and a PLG Entity.

“Shared Taxes” shall mean, without duplication, (i) Taxes of the Colt Federal Group for the Pre-Closing Period; (ii) Taxes of any other Shared Group for the Pre-Closing Period; (iii) any other Taxes for the Pre-Closing Period of (a) any Colt Entity for which any PLG Entity has joint and several liability or (b) any PLG Entity for which any Colt Entity has joint and several liability; (iv) Taxes of any Shared Entity; and (v) Exchange Taxes; provided that in calculating the amount of any Shared Tax for the Current Taxable Year, the Excluded Expenses shall not be taken into account as an item of loss or deduction.

“Straddle Period” shall mean any Taxable period commencing on or prior to, and ending after, the Closing Date.

“Stride Rite” has the meaning specified in the Recitals.

“Stride Rite Canada” shall mean Stride Rite Canada Limited, a Canadian corporation.

“Stride Rite LLC” shall mean each of Stride Rite Children’s Group, LLC, a Massachusetts limited liability company, Keds, LLC, a Massachusetts limited liability company, Sperry Topsider, LLC, a Massachusetts limited liability company, and Tommy Hilfiger Footwear, LLC, a Massachusetts limited liability company.

“Tax” (and, with correlative meaning, “Taxable”) shall mean (i) any and all United States federal, state, local and foreign taxes, including income, alternative or add-on minimum, gross receipts, profits, lease, service, service use, wage, employment, workers compensation, business occupation, environmental, estimated, excise, sales, use, transfer, license, payroll, franchise, severance, stamp, occupation, windfall profits, withholding, social security, unemployment, disability, ad valorem, capital stock, paid in capital, recording, registration, property, real property gains, value added, business license, custom duties and other taxes, escheat liability, charges, fees, levies, imposts, duties or assessments of any kind whatsoever, imposed or required to be withheld by any Taxing Authority, including any interest, additions to Tax or penalties applicable or related thereto, (ii) any liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or similar provision of state or local law), and (iii) any liability for the payment of any amount of a type described in clause (i) or clause (ii) as a result of any obligation to indemnify or otherwise assume or succeed to the liability of any other Person.

“Tax Benefit” shall mean the amount by which the Tax liability (after giving effect to any alternative minimum or similar Tax) of an entity to the appropriate Taxing Authority is reduced (including by deduction, entitlement to refund, credit, or otherwise, whether available in the current taxable year, as an adjustment to taxable income in any other taxable year or as a carryforward or carryback, as applicable), and in the case of a consolidated federal income Tax Return or combined, unitary or other similar state, local or other income Tax Return, the amount by which the Tax liability of the affiliated group (within the meaning of Section 1504(a) of the Code) or other relevant group of entities to the appropriate government or jurisdiction is reduced (including by deduction, entitlement to refund, credit or otherwise, whether available in the current taxable year, as an adjustment to taxable income in any other taxable year or as a carryforward or carryback, as applicable); provided, however, that where a Party has other losses, deductions, credits or similar items available to it, deductions, credits or items for which the other Party would be entitled to a payment under this Agreement or a reduction in indemnity payments or other offset under the Carveout Transaction Agreement shall be treated as the last items utilized to produce a Tax Benefit. A Tax Benefit shall be deemed to have been realized at the time any refund of Taxes is received or applied against other Taxes due, or at the time of filing a Tax Return (including any Tax Return relating to estimated Taxes) on which a loss, deduction or credit is applied in reduction of Taxes which would otherwise be payable.

“Tax Contest” shall have the meaning specified in Section 5.1.

“Tax Return” shall mean any return, report, declaration, claim for refund, or information return or statement regarding to Taxes, including any schedule or attachment thereto and any amendment thereof.

“Taxing Authority” shall mean any Governmental Authority responsible for the administration or enforcement of any law, statute or regulation of or pertaining to Taxes.

“Transfer Taxes” shall mean all sales, use, privilege, transfer, documentary, stamp, recording and similar Taxes and fees (including any penalties, interest or additions thereto) imposed upon any Party in connection with the Merger, the Restructuring Transactions or the Carveout Transaction.

“Transition Services Agreement” shall mean that certain Transition Services Agreement, dated as of the date hereof, by and among [•] and [•].

Section 1.2 References; Interpretation. References in this Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa. The word “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation”. Unless the context otherwise requires, references in this Agreement to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, such Agreement. Unless the context otherwise requires, the words “hereof”, “hereby”, and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision of this Agreement.

ARTICLE II

TAX RETURNS AND TAX PAYMENTS

Section 2.1 Obligations to File Tax Returns.

(a) Except as provided herein, Colt shall prepare and file or shall cause to be prepared and filed (i) all Income Tax Returns of any Colt Consolidated Group, and any other Tax Return that includes (A) a Shared Entity or (B) both a Colt Entity, on the one hand, and a PLG Entity, on the other hand, and (ii) any Separate Company Return of a Colt Entity or a Shared Entity. Colt shall bear the Parent’s Pro Rata Portion, and Buyer shall bear the Buyer’s Pro Rata Portion, of the fees and expenses of Colt incurred in connection with the preparation and filing of any Tax Return described in clause (i) of the previous sentence and any Separate Company Return of a Shared Entity. Buyer, on behalf of itself and each PLG Entity, hereby irrevocably authorizes and designates Colt as its agent, coordinator and administrator for the purpose of taking any and all actions necessary or incidental to the filing of any such Tax Return and for the purpose of making payments to, or collecting refunds from, any Taxing Authority in respect of any such Tax Return. Stride Rite shall cooperate with Colt to provide Colt with the information related to the PLG Entities that is necessary to prepare such Tax Returns within a reasonable period prior to the due date for such Tax Returns, but in any event at least 120 days prior to such due date. In the case of any such Tax Return that relates to Income Taxes that are Shared Taxes, no later than sixty (60) Business Days prior to the date on which any such Tax Return is required to be filed (taking into account any valid extensions), Colt shall submit or cause to be submitted to Buyer a draft of such Tax Return for review by Buyer. Colt shall make or cause to be made any and all changes to such Tax Returns reasonably requested by Buyer, to the extent that such changes do not increase the amount of Tax for which Colt is responsible hereunder, and shall consider, in good faith, other changes reasonably requested by Buyer; provided, however, that Buyer must submit to Colt its proposed changes to such Tax Return in writing within thirty (30) Business Days of receiving such Tax Return. Except as otherwise provided herein, Colt shall have the exclusive right to file, prosecute, compromise or settle any claim for refund for Taxes in respect of a Tax Return for which Colt bears responsibility under this Section 2.1(a) and to determine whether any refunds of such Taxes to which any Colt Consolidated Group or any Colt Entity or Shared Entity may be entitled shall be received by way of refund or credit against the Tax liability of the Colt Consolidated Group or such Colt Entity or Shared Entity.

(b) Except as provided herein, Buyer, at its own expense, shall prepare and file, or shall cause to be prepared and filed, all (a) Separate Company Returns of any PLG Entity for any Taxable period that ends on or before the Closing Date or for any Straddle Period and (b) all Tax Returns that include any PLG Entity, or that otherwise relate to the PLG Business, for any Taxable period that begins after the Closing Date. Except as otherwise provided herein, Buyer shall have the exclusive right to file, prosecute, compromise or settle any claim for refund for Taxes in respect of a Tax Return for which Buyer bears responsibility under this Section 2.1(b) and to determine whether any refunds of such Taxes shall be received by way of refund or credit against such Tax liability.

(c) To the extent permitted by law or administrative practice in any jurisdiction in which Tax Returns of Colt or any of its Subsidiaries are filed (including, for the avoidance of doubt, any PLG Entity), the Parties shall cause the current Taxable period of each such entity to end at the end of the Closing Date.

(d) Except as provided herein, Colt shall have the sole and exclusive responsibility for the preparation and filing of all Tax Returns of Colt and any of its Subsidiaries (including any such Tax Return that includes any PLG Entity or that otherwise relates to the PLG Business) for any Straddle Period. No later than sixty (60) Business Days prior to the date on which any such Straddle Period Tax Return is required to be filed (taking into account any valid extensions), Colt shall submit or cause to be submitted to Buyer a draft of such Straddle Period Tax Return for review by Buyer. Colt shall make or cause to be made any and all changes to such Tax Return reasonably requested by Buyer, to the extent that such changes do not increase the amount of Tax for which Colt is responsible hereunder, and shall consider, in good faith, other changes reasonably requested by Buyer; provided, however, that Buyer must submit to Colt its proposed changes to such Tax Return in writing within thirty (30) Business Days of receiving such Tax Return. Colt shall bear the Parent’s Pro Rata Portion and Buyer shall bear the Buyer’s Pro Rata Portion of the fees and expenses of Colt incurred in connection with the preparation and filing of such Tax Returns.

Section 2.2 Manner of Preparation. Unless otherwise required by law, all Tax Returns of or that include any PLG Entity or that otherwise reflect Shared Taxes for any Pre-Closing Period shall be prepared in a manner that is consistent with past practices of Colt and its Subsidiaries (including the PLG Entities, the Shared Entities and the Colt Entities) in filing their Tax Returns.

Section 2.3 Obligation to Remit Taxes. Except as otherwise provided herein, Colt and Buyer each shall remit or cause to be remitted to the applicable Taxing Authority any Taxes due in respect of any Tax Return that it is required to file hereunder (or, in the case of a Tax for which no Tax Return is required to be filed, which is otherwise payable by it or its Subsidiaries to any Taxing Authority) and shall be entitled to reimbursement for such payments to the extent provided herein; provided, however, that in the case of any Tax Return, the Party not required to file such Tax Return shall remit to the Party required to file such Tax Return in immediately available funds the amount of any Taxes reflected on such Tax Return for which the former Party is responsible hereunder at least two (2) Business Days before payment of the relevant amount is due to a Taxing Authority.

Section 2.4 Allocation of and Indemnification for Taxes.

(a) Indemnification by Colt. Colt shall pay or cause to be paid, shall be responsible for, and shall indemnify and hold harmless Buyer and the PLG Entities from and against, (i) the Colt Pre-Closing Taxes, (ii) the Parent’s Pro Rata Portion of all Transfer Taxes and (iii) all Taxes of Colt and any of its Subsidiaries for any Post-Closing Period.

(b) Indemnification by Stride Rite and Buyer. Stride Rite, the PLG Subsidiaries and Buyer shall pay or cause to be paid, shall be responsible for, and shall indemnify and hold harmless Colt and the other Colt Entities from and against, (i) the PLG Pre-Closing Taxes, (ii) the Buyer’s Pro Rata Portion of all Transfer Taxes and (iii) all Taxes of Buyer and any of its Subsidiaries (including the PLG Entities) and the PLG Business for any Post-Closing Period.

(c) Straddle Period Taxes. In the case of Taxes (other than Exchange Taxes) that are attributable to a Straddle Period, such Taxes shall be allocated between the portion of the Straddle Period that is a Pre-Closing Period and the portion of the Straddle Period that is a Post-Closing Period based on a Closing-of-the-Books Method.

Section 2.5 Refunds. Except as provided in Section 2.6, Refunds of Taxes for a Pre-Closing Period shall be allocated as follows:

(a) Shared Taxes. Refunds of any Shared Taxes shall be allocated in the same proportion as liability for such Shared Taxes is allocated under Section 2.4.

(b) Separate Entity Taxes. Colt and its Subsidiaries shall be entitled to any refunds of Colt Separate Entity Taxes. Buyer, Stride Rite and the PLG Subsidiaries shall be entitled to any refunds of PLG Separate Entity Taxes.

(c) Straddle Period Refunds. Refunds for any Straddle Period shall be equitably apportioned between Colt, on the one hand, and Buyer and Stride Rite, on the other hand, in accordance with the provisions of this Agreement governing such periods.

(d) Payment of Refunds. A Party receiving a refund to which the other Party is entitled pursuant to this Agreement shall pay the amount to which such other Party is entitled within five (5) Business Days after the receipt of the refund.

Section 2.6 Carrybacks.

(a) Waiver of Carrybacks. To the extent permitted by law, the PLG Entities shall elect to forego a carryback of any net operating losses, capital losses, credits or other Tax attributes (including the election under Section 172(b)(3) of the Code) from any Post-Closing Period to any Pre-Closing Period. If and to the extent that a PLG Entity is not permitted by applicable law to forego such a carryback and requests in writing that Colt obtain a refund with respect to such carryback, then (a) Colt shall use commercially reasonable efforts to obtain a refund of Tax with respect to such carryback (including by filing an amended Tax Return) and (b) to the extent that Colt receives a refund of Taxes (including interest received thereon) attributable to such carryback, Colt shall pay such refund to Buyer. Colt shall be entitled to reduce the amount of any such refund for its reasonable costs and expenses incurred in connection with such refund, including any Taxes imposed on the accrual or receipt of such refund or interest thereon.

(b) Colt Carrybacks; Excluded Expenses. Notwithstanding anything to the contrary herein, Colt shall be entitled to refunds of Tax (or other Tax Benefits) arising as a result of (i) any carryback of any net operating losses, capital losses, credits or other Tax attributes (including the election under Section 172(b)(3) of the Code) of a Colt Entity from any Post-Closing Period to any Pre-Closing Period or (ii) the accrual or payment of the Excluded Expenses.

Section 2.7 Amended Returns. Except as required by applicable Law, neither Party shall have the right to amend any Tax Return without the consent of the other Party, which shall not be unreasonably withheld, conditioned or delayed, if such amendment would give rise to an indemnification obligation on the part of the other Party pursuant to Section 2.4.

Section 2.8 Dispute Resolution. The Parties shall attempt in good faith to resolve any disagreement arising with respect to this Agreement, including any dispute in connection with a claim by a third party (a “Dispute”). Either Party may give the other Party written notice of any Dispute not resolved in the normal course of business. If the Parties cannot agree within ten (10) Business Days following the date on which one Party gives such notice (the “Dispute Date”), then the Dispute shall be determined as follows: within twenty (20) Business Days of the Dispute Date, Colt and Buyer shall each appoint one arbitrator. The two arbitrators so appointed shall appoint a third arbitrator within thirty (30) Business Days of the Dispute Date. If either Party shall fail to appoint an arbitrator within such twenty (20) Business Day period, the arbitration shall be conducted by the sole arbitrator appointed by the other Party. Whether selected by Colt, Buyer or otherwise, each arbitrator selected to resolve such dispute shall be a tax lawyer who is generally recognized in the tax community as a qualified and competent tax practitioner with experience in the tax area involved. Such arbitrators shall be empowered to resolve the Dispute, including by engaging nationally recognized accounting and other experts. The aggregate expenses of the arbitrators (or the sole arbitrator) shall be shared based upon the percentage which the portion of the contested amount not awarded to each Party bears to the amount actually contested by such Party, as determined by such arbitrator(s). The decision of the arbitrator(s) shall be rendered no later than ninety (90) Business Days from the Dispute Date and shall be final.

ARTICLE III

COVENANTS

Section 3.1 Section 338 Elections. Without the written consent of Colt (which consent may be withheld in Colt’s sole discretion), Buyer shall not make any election under Section 338 of the Code with respect to its acquisition of Stride Rite, Stride Rite Canada or any other PLG Entity.

Section 3.2 Actions on the Closing Date after the Closing. Except as expressly provided in the Merger Agreement, the Carveout Transaction Agreement or this Agreement, no party shall take any action on the Closing Date after the Closing out of the ordinary course of business that could affect the Tax Liability of any other Party hereunder.

Section 3.3 Purchase Price Allocation. The amount of the Purchase Price shall be allocated among the PLG Entities as shown on Schedule 2. Such amount that is allocated to any PLG Subsidiary that is treated as a disregarded entity for United States federal income tax purposes (and any other relevant items) shall be further allocated among the assets of each such entity in accordance with Section 1060 of the Code and the Treasury Regulations thereunder in accordance with the principles set forth on Schedule 2 hereto. Unless otherwise required by a Final Determination, the Parties agree to take no position inconsistent with such allocation on any Tax Return or before any Taxing Authority.

Section 3.4 Consolidated Return Basis Election. If, after taking into account any applicable mandatory or permissive (including elective) adjustments to the basis of the stock of Stride Rite other than the elective basis reduction described in Treasury Regulation Section 1.1502-36(d)(6)(i)(A), any member of the Colt Federal Group recognizes a capital loss upon the sale of any stock of Stride Rite to Buyer, then Colt shall make an election pursuant to Treasury Regulation Section 1.1502-36(e)(5)(viii) in a form reasonably acceptable to both Colt and Buyer to reduce such member’s tax basis in such stock in an amount equal to the Buyer’s Pro Rata Portion of the Net SRC Loss. For purposes of this paragraph, the “Net SRC Loss” shall mean the lesser of (i) the “attribute reduction amount”, if any, within the meaning of Treasury Regulation Section 1.1502-36(d)(3), arising on the sale of the stock of Stride Rite to Buyer that, in the absence of an election under Treasury Regulation Section 1.1502-36(d)(6)(i)(A), would reduce Underlying Attributes of Stride Rite and its Subsidiaries and (ii) the net capital loss, if any, of the Colt Federal Group realized in its taxable year ending on and including the Closing Date (determined prior to the effect of any such election, and for the avoidance of doubt, including all income and gain realized in the Restructuring Transactions and the Carveout Transaction), to the extent that such capital loss is not carried back to an earlier taxable year of the Colt Federal Group or any member thereof. For this purpose, an Underlying Attribute is an attribute of Stride Rite or a Subsidiary described in Treasury Regulation Section 1.1502-36(d)(4).

ARTICLE IV

PAYMENTS

Section 4.1 Payments. Except as otherwise provided herein, payments due under this Agreement shall be made no later than ten (10) Business Days after (i) the receipt or crediting of a refund giving rise to such payment obligation, (ii) the realization of a Tax Benefit for which the other Party is entitled to reimbursement as determined in accordance with the definition thereof, or (iii) the delivery of notice of payment of a Tax for which the other Party is responsible under this Agreement, in each case by wire transfer of immediately available funds to an account designated by the Party entitled to such payment. Payments due hereunder, but not made within such period, shall be accompanied by simple interest at a rate equal to the Prime Rate plus five percent (5%) per annum, accruing from the first day after the end of such period.

Section 4.2 Treatment of Payments. The Parties agree that any payment made between the Parties pursuant to this Agreement, Section 1.12 of the Transition Services Agreement or the Carveout Transaction Agreement with respect to a Pre-Closing Period or as a result of an event or action occurring in a Pre-Closing Period (including payments pursuant to Section 2 and Section 7 of the Separation Agreement) shall be treated, to the extent permitted by law, for all Tax purposes as an adjustment to the purchase price for the shares of Stride Rite. If the receipt or accrual of any such payment that is an indemnification payment (including a payment pursuant to Section 2.4 of this Agreement or pursuant to Section 2 and Section 7 of the Separation Agreement) or any payment under Section 1.12 of the Transition Services Agreement, results in Taxable income (including an increase in the amount of any gain or other income realized in the Restructuring Transactions or the Carveout Transaction) to the recipient thereof, such payment shall be increased so that, after the payment of any Taxes with respect to the payment, the recipient thereof shall have realized the same net amount it would have realized had the payment not resulted in Taxable income. To the extent that any Party is liable for Taxes for which the other Party is responsible hereunder and such liability for Taxes gives rise to a Tax Benefit to the former Party, the amount of any payment made to the former Party by the latter Party shall be decreased by taking into account any resulting reduction in Taxes of the former Party. If a reduction in Taxes of the former Party occurs in a Taxable period following the period in which the payment is made by the latter Party, the former Party shall promptly repay the latter Party the amount of such reduction when actually realized.

Section 4.3 Notice. The Parties shall give each other prompt written notice of any payment that may be due to the provider of such notice under this Agreement.

ARTICLE V

TAX CONTESTS

Section 5.1 Notice of Tax Contests. Buyer shall promptly notify Colt in writing upon receipt by Buyer or any PLG Entity of a written communication from any Taxing Authority with respect to any pending or threatened audit, dispute, suit, action, proposed assessment or other proceeding (a “Tax Contest”) concerning any Tax Return or otherwise concerning Taxes for which Colt may be liable under this Agreement. Colt shall promptly notify Buyer in writing upon receipt by Colt or any of its Subsidiaries of a written communication from any Taxing Authority with respect to any Tax Contest concerning any Tax Return or otherwise concerning Taxes for which Buyer or Stride Rite may be liable under this Agreement.

Section 5.2 Control of Contest by Colt. Colt shall have the sole responsibility and control over the handling of any Tax Contest, including the exclusive right to communicate with agents of the Taxing Authority, involving any Colt Separate Entity Tax.

Section 5.3 Control of Contest by Buyer. Buyer shall have the sole responsibility and control over the handling of any Tax Contest, including the exclusive right to communicate with agents of the Taxing Authority, involving any PLG Separate Entity Tax.

Section 5.4 Joint Control of Certain Tax Contests. Colt and Buyer shall jointly control, and shall cooperate in good faith in the conduct of, any Tax Contest involving Shared Taxes. If either Colt or Buyer fails to jointly defend any such Tax Contest, then the other Party shall solely defend such Tax Contest and the Party failing to jointly defend shall use reasonable best efforts to cooperate with the other Party in its defense of such Tax Contest. No Party shall settle or concede any such Tax Contest without the prior written consent of the other Party, which consent shall not be unreasonably withheld, delayed or conditioned. Colt shall bear fifty percent (50%) and Buyer shall bear fifty percent (50%) of the fees and expenses of Colt incurred in connection with the defense of any such Tax Contest.

ARTICLE VI

COOPERATION

Section 6.1 General. Each Party shall, and shall cause all of such Party’s Subsidiaries and, to the extent capable of so doing, Affiliates to, fully cooperate with the other Party in connection with the preparation and filing of any Tax Return or the conduct of any Tax Contest (including, where appropriate or necessary, providing a power of attorney) concerning any issues or any other matter contemplated under this Agreement. Each Party shall make its employees and facilities available on a mutually convenient basis to facilitate such cooperation.

Section 6.2 Consistent Treatment. Unless otherwise required by a Final Determination, the Parties agree to treat the Restructuring Transactions and the Carveout Transaction as transactions occurring on or prior to the Closing Date and that are not properly allocable to the day after the Closing Date under Treasury Regulation Section 1.1502-76(b)(1)(ii)(B).

ARTICLE VII

RETENTION OF RECORDS; ACCESS

Section 7.1 Retention of Records; Access. The Parties shall (a) retain records, documents, accounting data, and other information (including computer data) necessary for the preparation and filing of all Tax Returns in respect of Taxes of either Colt and its Subsidiaries or Stride Rite and the PLG Subsidiaries for any Taxable period, or for any Tax Contests relating to such Tax Returns, and (b) give to the other Party reasonable access to such records, documents, accounting data, and other information (including computer data) and to its personnel (insuring their cooperation) and premises, for the purpose of the review or audit of such Tax Returns to the extent relevant to an obligation or liability of a Party under this Agreement or for purposes of the preparation or filing of any such Tax Return, the conduct of any Tax Contest or any other matter reasonably and in good faith related to the Tax affairs of the requesting Party. At any time after the Closing Date that Colt or any of its Subsidiaries proposes to destroy such material or information, Colt shall first notify Buyer in writing and Buyer shall be entitled to receive such materials or information proposed to be destroyed. At any time after the Closing Date that Buyer or any of its Subsidiaries proposes to destroy such material or information, Buyer shall first notify Colt in writing and Colt shall be entitled to receive such materials or information proposed to be destroyed.

Section 7.2 Confidentiality; Ownership of Information; Privileged Information. The provisions of the Confidentiality Agreement relating to confidentiality of information, ownership of information, privileged information, and related matters shall apply with equal force to any records and information prepared and shared by and among the Parties in carrying out the intent of this Agreement.

Section 7.3 Continuation of Retention of Information, Access Obligations. The obligations set forth in Sections 7.1 and 7.2 shall continue until the longer of (a) the time of a Final Determination or (b) expiration of all applicable statutes of limitations to which the records and information relate. For purposes of the preceding sentence, each Party shall assume that no applicable statute of limitations has expired unless such Party has received notification or otherwise has actual knowledge that such statute of limitations has expired.

ARTICLE VIII

MISCELLANEOUS PROVISIONS

Section 8.1 Complete Agreement; Construction. This Agreement shall constitute the entire agreement among the Parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter.

Section 8.2 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original agreement, but all of which together shall constitute one and the same instrument.

Section 8.3 Survival of Agreements. Except as otherwise contemplated by this Agreement, all covenants and agreements of the Parties contained in this Agreement shall survive the Closing Date.

Section 8.4 Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be delivered personally, by facsimile (with confirming copy sent by one of the other delivery methods specified herein), by overnight courier or sent by certified, registered or express air mail, postage prepaid, and shall be deemed given when so delivered personally, or when so received by facsimile or courier, or, if mailed, three (3) calendar days after the date of mailing, as follows:

If to Colt:	Collective Brands, Inc. [•] [•] Facsimile: [•] Attn: [•]

with a copy to:

Golden Gate Private Equity, Inc.

One Embarcadero Center, 39th Floor

San Francisco, CA 94111

Attn: Josh Olshansky

Facsimile: (415) 983-2701

and

Blum Capital Partners

909 Montgomery Street

San Francisco, CA 94133

Attn: David Chung

Facsimile: (415) 283-0657

and

Kirkland & Ellis LLP 555

California Street, 27th Floor

San Francisco, CA 94104

Attn: [•]

Facsimile: (415) 439-1500

If to Buyer:	Wolverine World Wide, Inc. 9341 Courtland Drive N.E. Rockford, MI 49351 Attn: Don Grimes Facsimile: (616) 866-5625

with a copy to:	Barnes & Thornburg LLP 171 Monroe Avenue, NW, Suite 1000 Grand Rapids, Michigan 49503 Attn: Tracy T. Larsen Facsimile: (616) 742-3999

If to Stride Rite:	[•] [•] [•] Facsimile: [•] Attn: [•]

with a copy to:	[•] [•] [•] Facsimile: [•] Attn: [•]

or to such other address and with such other copies as any Party hereto shall notify the other Parties hereto (as provided above) from time to time.

Section 8.5 Waivers. The failure of any Party to require strict performance by the other Party of any provision in this Agreement will not waive or diminish that Party’s right to demand strict performance thereafter of that or any other provision hereof.

Section 8.6 Amendment and Modification. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties hereto.

Section 8.7 Assignment; Successors and Assigns; No Third Party Rights. This Agreement may not be assigned by any Party hereto without the prior written consent of the other Parties hereto, and any attempted assignment shall be null and void. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. This Agreement shall be for the sole benefit of the Parties hereto, and their respective successors and permitted assigns, and is not intended, nor shall be construed, to give any Person, other than the Parties hereto and their respective successors and permitted assigns, any legal or equitable right, benefit, remedy or claim hereunder.

Section 8.8 No Strict Construction. Colt, Buyer and Stride Rite each acknowledges that this Agreement has been prepared jointly by the Parties hereto and shall not be strictly construed against any Party hereto.

Section 8.9 Titles and Headings. The headings and table of contents in this Agreement are for reference purposes only, and shall not in any way affect the meaning or interpretation of this Agreement.

Section 8.10 Exhibits and Schedules. The exhibits and schedules to this Agreement shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.

Section 8.11 Governing Law; Consent to Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the law of the State of Delaware. Each of the Parties hereto irrevocably submits to the exclusive jurisdiction of the courts of the State of Delaware and the United States District Court for any district within such state for the purpose of any Action or judgment relating to or arising out of this Agreement or any of the transactions contemplated hereby and to the laying of venue in such court. Service of process in connection with any such Action may be served on each Party hereto by the same methods as are specified for the giving of notices under this Agreement. Each Party hereto irrevocably and unconditionally waives and agrees not to plead or claim any objection to the laying of venue of any such Action brought in such courts and irrevocably and unconditionally waives any claim that any such Action brought in any such court has been brought in an inconvenient forum.

Section 8.12 Severability. If any term, provisions, covenant, or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, or unenforceable, the remainder of the terms, provisions, covenants, and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired, or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the fullest extent possible.

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

COLLECTIVE BRANDS, INC.

By:
Name:
Title:

WOLVERINE WORLDWIDE, INC.

By:
Name:
Title:

THE STRIDE RITE CORPORATION

By:
Name:
Title:

SCHEDULE 1

Shared Entities1

Collective Brands Trust II, a Chinese trust

Payless ShoeSource Distribution, Inc., a Kansas corporation

Payless ShoeSource Gold Value, Inc., a Kansas corporation

Payless ShoeSource International Serious Tecnicos E Impetoria de Calcados S/C LTDA, a Brazilian company

Payless NYC, a Kansas corporation

Shenzen Footwear Consulting Company, a Chinese trust

[1]	To be updated between signing and closing.

SCHEDULE 2

Purchase Price Allocation2

[2]	To be determined between signing and closing.

Exhibit C